Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799

troutman.com

September 14, 2022

Larimar Therapeutics, Inc.

Three Bala Plaza East, Suite 506

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

We have acted as counsel to Larimar Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the public offering of 22,225,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) to be sold by the Company pursuant to a prospectus supplement, dated September 13, 2022, and the accompanying base prospectus, dated September 1, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-246370) (the “Registration Statement”). You have requested that we render the opinion set forth in this letter and we are furnishing this opinion to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other statutes, rules or regulations. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated September 14, 2022, by and between the Company and Guggenheim Securities, LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”) and the due registration on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and (ii) receipt by the Company of the consideration for the Shares (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Larimar Therapeutics, Inc. Page 2 September 14, 2022

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP